Exhibit 99.1

Watsco Reports Record Sales, Enhanced Operating Efficiency and

Strong Cash Flow During Second Quarter

Continued Customer Adoption of Industry-Leading Technologies Helps Drive Share Gains;

Debt-Free Balance Sheet Supports Long-Term Investment and Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 30, 2024 – Watsco, Inc. (NYSE: WSO) announced its operating results for the second quarter and six-month period ended June 30, 2024. Commentary was also provided on business trends, growth opportunities, technology innovation and its financial position.

Watsco is the largest distributor in the highly fragmented $64 billion North American HVAC/R marketplace, with more than $7 billion in annual sales and nearly 700 locations in the U.S., Canada, and Latin America. Watsco estimates that over 375,000 owner-operators, technicians and installers visit, call or digitally engage with one of its locations each year to get information, obtain technical support and buy products.

Since entering distribution in 1989, Watsco’s operating profits have grown at a compounded annual growth rate (CAGR) of 18% and dividends have grown at a 21% CAGR. These long-term growth rates are indicative of strong and consistent performance across most macroeconomic and industry cycles.

A cornerstone of Watsco’s growth strategy is the acquisition of long-standing, family-owned businesses. Watsco has completed 69 acquisitions, achieving industry-leading scale and preserving many wonderful business legacies into future generations. Over the last five years, Watsco has acquired eight businesses that today generate approximately $1 billion in annual sales. We believe our proven entrepreneurial culture, track record, strategic relationships and strong financial position provide an attractive home for great businesses, and we are actively seeking additional opportunities to expand our network.

Watsco has also developed industry-leading technologies to enhance the customer experience, gain operating efficiencies and drive growth. Today, approximately 60,000 contractors and technicians engage with Watsco digitally, which is complimented by modern, state-of-the-art technologies in each of our locations to better serve customers. We have achieved stronger sales growth rates among our digitally engaged customers, increased penetration with new customers and lowered overall customer attrition. Follow-on investments are being made to enhance current technologies and to grow customer adoption. The Company believes these technologies will continue to be an important catalyst for long-term growth and performance.

Second Quarter Results

•	Revenue increased 7% to a record $2.1 billion (4% increase on a same-store basis)

•	Gross profit increased 3% to $580 million (27.1% gross margin)

•	SG&A increased 5% (2% increase on a same-store basis) and improved 30 basis-points as a percentage of sales

•	Operating income of $269 million (operating margin of 12.6%)

•	Earnings per share of $4.49 versus $4.42 last year

•	Operating cash flow improved by $100 million compared to last year ($58 million of cash flow in 2024 versus a $42 million cash use in 2023)

Sales trends (excluding acquisitions)

•	8% increase in HVAC equipment (71% of sales)

•	1% decline in other HVAC products (25% of sales)

•	1% increase in commercial refrigeration products (4% of sales)

Albert H. Nahmad, Watsco’s Chairman and CEO noted: “We are pleased with our second quarter results, which reflect record sales, strong cash flow and a strengthened balance sheet, which is particularly gratifying during our peak selling season. In addition, we made strides toward producing greater operating efficiencies across our network, as evidenced by our SG&A performance. We now look ahead to the next important regulatory transition and the introduction of new products by our OEM partners later this year.”

Second quarter sales reflect healthier residential end-markets, reflecting 6% growth in ducted residential units and a 3% increase in average selling price. In addition, sales of commercial products grew 8% during the quarter on top of the 18% growth achieved during the comparable period last year.

First-Half Results

•	Revenue increased 4% to a record $3.7 billion (1% increase on a same-store basis)

•	Gross profit of $1.0 billion (27.3% gross margin)

•	SG&A increase of 6% (3% increase on a same-store basis)

•	Operating income of $395 million (operating margin of 10.7%)

•	Earnings per share of $6.69 versus $7.25 last year

•	Operating cash flow improved by $250 million compared to last year ($161 million of cash flow in 2024 versus an $89 million cash use in 2023)

Sales trends (excluding acquisitions)

•	4% increase in HVAC equipment (70% of sales)

•	3% decline in other HVAC products (26% of sales)

•	2% increase in commercial refrigeration products (4% of sales)

Mr. Nahmad further commented: “Given our strong balance sheet and solid cash flow, Watsco is well-positioned to invest in future growth opportunities to expand our business. We look forward to investing in market share opportunities as the upcoming regulatory change and product transitions unfold. We are also prepared to partner with other great family businesses in our industry. Our scale, technology and entrepreneurial culture gives us confidence in the growth outlook.”

Technology Transformation

Watsco has developed the industry’s leading digital ecosystem of technologies that transform the customer experience and reshape how our industry operates. Through platforms like HVAC Pro+ and OnCallAir®, Watsco has enabled above-market growth for its customers and, in turn, has made it easier for contractors to do business thereby improving their speed, efficiency and profitability. Updates to our various technology initiatives include:

•

Product Information Management (PIM), Watsco’s repository of rich product information, is delivered seamlessly through its mobile apps and e-commerce platform. Watsco’s PIM database contains more than 1.5 million SKUs accessible to more than 375,000 contractors and technicians annually.

•

HVAC Pro+ Mobile Apps provide contractors real-time access to critical information that improves speed to market and enhances efficiency for the customer. This includes real-time technical support, product specifications, inventory availability, warranty look-up and processing, system matchups, e-commerce, and much more. The community of authenticated users (those linked to an e-commerce account) over the 12-month period ended June 30, 2024 expanded 12% to approximately 60,000 users.

•

E-commerce sales continue to outpace overall sales growth rates, growing 13% during the quarter and accounting for 36% of total sales (inclusive of revenues from recently acquired businesses), and in some regions, exceed 60% of total sales.

•

OnCallAir®, Watsco’s digital sales platform, has increased penetration among HVAC contractors as digital engagement with homeowners expands. The annualized gross merchandise value (GMV) of products sold by customers through OnCallAir® was approximately $1.4 billion for the twelve-month period ended June 30, 2024. During the first-half of 2024, OnCallAir® presented quotes to approximately 160,000 households, an 18% increase, and generated $743 million GMV, a 27% increase, versus the comparable period last year.

A.J. Nahmad, Watsco’s President, commented: “We continue to make good progress towards our goal of scaling Watsco’s customer-focused technologies to more and more contractors. Our e-commerce sales grew at nearly double the rate of overall sales, indicating more progress in scaling our industry-leading tools and platforms. We are also engaging with more contractors and technicians than ever before through our mobile platforms, which should generate more operating efficiencies over time. I am encouraged by our progress and we have produced great results, but I feel the bulk of the benefit from our technology investments remains ahead of us.”

Long-Term Growth Drivers

In addition to the Company’s unique technology investments that are expected to drive future growth, Watsco believes that various industry-driven catalysts will support continued growth and profitability in the years ahead. These industry catalysts – coupled with Watsco’s scale, technology platforms, OEM relationships and entrepreneurial culture – are competitive advantages that we believe position us favorably over the long-term.

Regulatory Changes. New energy efficiency standards and a new generation of refrigerants translate to more product innovation, improved homeowner energy efficiency, reduced carbon footprint of end-users, and increased average selling prices over time.

Technology Investments. Watsco is investing to enhance its technology advantage in the HVAC/R distribution industry. Customers who become active users of our technology platforms produce higher growth rates and exhibit approximately 50% less attrition. Consequently, the Company believes that increased technology adoption by more contractors will aid future growth and profitability and will lower the Company’s overall cost to serve its customers. Watsco has also invested in numerous internal technology platforms with the goal of further enhancing margins and improving operating efficiencies.

Electrification of Heating Systems. Regulatory catalysts and electrification trends are also influencing the adoption of heat pump HVAC systems in lieu of traditional gas furnaces and other forms of fossil-fuel heating. For the twelve-month period ended June 30, 2024, sales of heat pump HVAC systems exceeded $1.2 billion and continued to outpace growth rates for conventional straight-cool HVAC systems.

Growth of Ductless HVAC Systems. The growing acceptance of ductless HVAC systems in both residential and commercial applications is also a long-term growth driver. We are the leading distributor of ductless products in North America, representing approximately 20 brands manufactured around the world. Long-term growth in sales of ductless HVAC systems continue to outpace growth rates of conventional ducted HVAC systems.

Buy and Build Acquisition Strategy. Watsco has been the partner of choice for 69 market-leading independent distributors, and these acquisitions are an important long-term driver of the Company’s growth and scale. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s technology platforms. The $64 billion HVAC/R distribution landscape in North America is still highly fragmented with an estimated 2,200 independent distributors.

Cash Flow, Financial Strength and Liquidity

Watsco’s strong balance sheet and liquidity are key components of the Company’s ability to drive growth across any industry or macroeconomic cycle. As of June 30, 2024, Watsco had $425 million of cash and short-term investments and no borrowings under its unsecured $600 million credit facility, providing significant access to capital to invest in new growth opportunities. In March 2024, the Company raised $282 million of new capital from the sale of 712,000 shares of Common stock under its ATM program. We have executed a supplemental ATM program in May 2024 providing equity sales capacity of $400 million.

Watsco has paid dividends for 50 consecutive years. The Company increased its annual dividend rate by 10%, effective in April 2024, to $10.80 per share. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its network. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Second Quarter Earnings Conference Call Information

Date and time: July 30, 2024 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

This release discloses certain performance measures on a “same-store basis”, which are non-GAAP and excludes the effects of locations closed, acquired or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with U.S. GAAP.

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean.

We focus on the replacement market, which has increased in size and importance as a result of the aging of installed systems, the introduction of higher energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate well below current minimum efficiency standards.

Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as it plays an important role to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing older systems at higher efficiency levels is a critical means for homeowners to reduce electricity consumption and their carbon footprint.

Based on estimates validated by independent sources, Watsco averted an estimated 20.9 million metric tons of CO2e emissions from January 1, 2020 to June 30, 2024 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of removing 5.0 million gas powered vehicles annually off the road. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments.

Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$2,139,328	$2,003,084	$3,704,319	$3,553,725
Cost of sales	1,559,568	1,440,462	2,693,934	2,542,946

Gross profit	579,760	562,622	1,010,385	1,010,779
Gross profit margin	27.1%	28.1%	27.3%	28.4%

SG&A expenses	319,029	304,155	628,577	591,212

Other income	8,072	7,238	13,532	10,878
Operating income	268,803	265,705	395,340	430,445
Operating margin	12.6%	13.3%	10.7%	12.1%

Interest (income) expense, net	(4,913)	3,415	(7,383)	4,030

Income before income taxes	273,716	262,290	402,723	426,415
Income taxes	59,065	56,887	83,810	90,641

Net income	214,651	205,403	318,913	335,774
Less: net income attributable to non-controlling interest	33,241	32,639	50,499	52,937

Net income attributable to Watsco	$181,410	$172,764	$268,414	$282,837

Diluted earnings per share:
Net income attributable to Watsco shareholders	$181,410	$172,764	$268,414	$282,837
Less: distributed and undistributed earnings allocated to restricted common stock	12,608	11,916	18,788	19,322

Earnings allocated to Watsco shareholders	$168,802	$160,848	$249,626	$263,515

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,627,637	36,429,937	37,313,593	36,366,237
Diluted earnings per share for Common and Class B common stock	$4.49	$4.42	$6.69	$7.25

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2024	2023
Cash and cash equivalents	$224,854	$210,112
Short-term cash investments	200,000	—
Accounts receivable, net	1,001,329	797,832
Inventories, net	1,573,496	1,347,289
Other	34,718	36,698

Total current assets	3,034,397	2,391,931
Property and equipment, net	138,301	136,230
Operating lease right-of-use assets	384,816	368,748
Goodwill, intangibles, net and other	837,810	832,273

Total assets	$4,395,324	$3,729,182

Accounts payable and accrued expenses	$840,758	$611,747
Current portion of lease liabilities	104,409	100,265

Total current liabilities	945,167	712,012
Borrowings under revolving credit agreement	—	15,400
Operating lease liabilities, net of current portion	307,118	289,127
Deferred income taxes and other liabilities	98,849	96,453

Total liabilities	1,351,134	1,112,992

Watsco’s shareholders’ equity	2,610,837	2,229,839
Non-controlling interest	433,353	386,351

Shareholders’ equity	3,044,190	2,616,190

Total liabilities and shareholders’ equity	$4,395,324	$3,729,182

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$318,913	$335,774
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,893	16,615
Share-based compensation	16,517	13,529
Non-cash contribution to 401(k) plan	8,735	8,862
Provision for doubtful accounts	1,569	1,405
Other income from investment in unconsolidated entity	(13,532)	(10,878)
Other, net	3,862	2,961
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable, net	(203,962)	(243,440)
Inventories, net	(225,984)	(313,634)
Accounts payable and other liabilities	233,517	103,442
Other, net	1,913	(3,815)

Net cash provided by (used in) operating activities	161,441	(89,179)

Cash flows from investing activities:
Purchases of short-term cash investments	(200,000)	—
Capital expenditures, net	(12,142)	(14,599)
Business acquisitions, net of cash acquired	(5,173)	(2,989)

Net cash used in investing activities	(217,315)	(17,588)

Cash flows from financing activities:
Net proceeds from the sale of Common stock	281,784	15,179
Net (repayments) proceeds under revolving credit agreement	(15,400)	286,500
Dividends on Common and Class B Common stock	(205,568)	(190,409)
Other, net	12,994	9,198

Net cash provided by financing activities	73,810	120,468

Effect of foreign exchange rate changes on cash and cash equivalents	(3,194)	1,320

Net increase in cash and cash equivalents	14,742	15,021
Cash and cash equivalents at beginning of period	210,112	147,505

Cash and cash equivalents at end of period	$224,854	$162,526